Exhibit 5.1

January 04, 2018

Urban One, Inc.
1010 Wayne Avenue
14th Floor
Silver Spring, Maryland 20910

Re:	Registration Statement on Form S-8 for Shares of Class D Common Stock Issuable Under Urban One, Inc. 2009 Stock Option and Restricted Stock Plan

Ladies and Gentlemen:

    I am Vice President and Senior Associate General Counsel of Urban One, Inc., a Delaware corporation (the “Company”), and I have acted as counsel in connection with the Registration Statement on Form S-8 (the “Registration Statement”) with respect to the registration under the Securities Act of 1933, as amended, of a total of 7,000,000 shares (the “Shares”) of the Company’s Class D Common Stock, par value $0.001 per share (the “Class D Common Stock”), issuable from time to time pursuant to awards granted under the Urban One, Inc. 2009 Stock Option and Restricted Stock Plan (the “Plan”).

    In connection therewith, I, or attorneys under my direction, have examined, and relied upon the accuracy of factual matters contained in, the Plan and such other agreements, documents, corporate records and instruments as I have deemed necessary for the purposes of the opinion expressed below. In giving this opinion, I am assuming that the Shares will continue to be duly and validly authorized on the dates that the Shares are issued to participants pursuant to the terms of the Plan, and, upon the issuance of any of the Shares, the total number of shares of Class D Common Stock issued and outstanding, after giving effect to such issuance of such Shares, will not exceed the total number of shares of Class D Common Stock that the Company is then authorized to issue under its articles of incorporation.

    Based upon the foregoing, I am of the opinion that the Shares, when issued pursuant to awards granted in accordance with the terms of the Plan and in the manner contemplated by the Plan, will be legally issued, fully paid and non-assessable.

    This opinion is limited to the matters expressly stated herein.  No implied opinion may be inferred to extend this opinion beyond the matters expressly stated herein. I do not undertake to advise you of any changes in the opinion expressed herein resulting from changes in law, changes in facts or any other matters that might occur or be brought to my attention after the date hereof.  In addition, I consent to the attachment of this opinion to the Registration Statement and further consent to the use of my name wherever it may appear in the Registration Statement, including any prospectus constituting a part thereof, and any amendments thereto.

Very truly yours,

/s/ C. Kristopher Simpson
C. Kristopher Simpson
Vice President and Senior Associate General Counsel